Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

July 14, 2010

VIVUS, Inc.
1172 Castro Street

Mountain View, CA 94040

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by VIVUS, Inc. with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 17,015,199 shares of your Common Stock (the “Shares”) reserved for issuance pursuant to the 2010 Equity Incentive Plan (the “Plan”) and the Stand-Alone Stock Option Agreement with Michael P. Miller (the “Option Agreement”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares to be issued under the Plan and the Option Agreement.

It is our opinion that, when issued and sold in the manner referred to in the Plan and the Option Agreement and pursuant to the standard agreements which accompany any sale under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation